Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of the 21st day of July, 2010, by and between HERITAGEBANK OF THE SOUTH (the “Bank”) and O. MITCHELL SMITH (“Employee”).

WHEREAS, the Employee is presently serving as “Chief Credit Officer and Executive Vice President” of the Bank;

WHEREAS, the Bank desires to continue to employ Employee as its Chief Credit Officer and Executive Vice President;

WHEREAS, the Bank and the Employee believe it to be in their mutual best interest to enter into this Agreement in order to insure continuity of Employee’s employment with the Bank and to reinforce and encourage the continued attention and dedication of the Employee to Employee’s assigned duties;

WHEREAS, the Bank desires to provide fair and reasonable benefits to Employee for the services provided to the Bank on the terms and conditions set forth in this Agreement;

WHEREAS, the Bank desires reasonable protection of its confidential business and customer information which has been developed over the years at substantial expense and to assure that the Employee will not compete with the Bank for a reasonable period of time after termination of employment with it, except as otherwise provided herein; and

WHEREAS, this Agreement shall be deemed to replace and supersede any existing employment agreement between the Employee and the Bank.

NOW THEREFORE, in consideration of these premises, as well as the mutual covenants and undertakings herein contained, the Bank and the Employee, each intending to be legally bound, do hereby covenant and agree as follows:

1.
Employment

Upon the terms and subject to the conditions set forth in this Agreement, the Bank employs Employee as its Chief Credit Officer and Executive Vice President and Employee hereby accepts such employment.

2.
Position and Duties

Employee agrees to serve as Chief Credit Officer and Executive Vice President and to perform such duties in that office as may be reasonably assigned to Employee by the Chief Executive Officer of the Bank. All such duties shall be performed in or from the offices of the Bank, and shall be of the same character as those generally associated with the position presently held by Employee.  During the term of this Agreement, Employee agrees that Employee will serve the Bank faithfully and to the best of Employee’s ability and that Employee will devote Employee’s full business time, attention and skills to its business; provided however, that the foregoing shall not be deemed to restrict Employee from devoting a reasonable amount of time and attention to the management of Employee’s personal affairs and investments, so long as such activities do not interfere with the responsible performance of Employee’s duties hereunder.

3.
Term

The term of this Agreement shall be for a period of two (2) years, commencing on July 21, 2010 (the “Effective Date”) and subject to earlier termination as provided herein (the “Term”).  Beginning on the first anniversary of the Effective Date and on each anniversary thereafter, the Term of this Agreement shall be extended for an additional period of one (1) year provided that (1) the Bank has not given notice to the Employee at least thirty (30) days prior to such anniversary that the Term of the Agreement shall not be so extended; and (2) prior to such anniversary, the Chief Executive Officer of the Bank has explicitly reviewed and approved such extension in writing.  Reference herein to the Term of this Agreement shall refer to the initial term as well as any such extended terms.

4.
Compensation

(a)           Salary.  Employee shall receive an annual salary of ONE HUNDRED THIRTY-NINE THOUSAND SEVENTY-FOUR and NO/100 DOLLARS ($139,074.00) (“Base Compensation”) per year, payable in such increments as shall be specified by the Bank.  The amount of the Employee’s salary shall be reviewed by the Chief Executive Officer and the Board of Directors of the Bank (the “Bank Board”) annually during the Term of this Agreement.

(b)           Discretionary Bonuses.  The Employee shall be entitled to participate, in an equitable manner, as determined by the Chief Executive Officer and/or the Bank Board, in the Bank’s Performance Incentive Plan as authorized and declared, from time to time, by the Chief Executive Officer and the Bank Board.

(c)           Car Allowance.  The Employee shall be paid the sum of $1,100.00 per month as a car allowance, such car allowance payment to be subject to applicable withholdings.  Employee may determine, in Employee’s discretion, whether to expend such car allowance for purposes of the purchase and maintenance of an automobile to be utilized in connection with Employee’s employment hereunder or for other purposes.  In any event, the Employee shall be required to provide a suitable vehicle which shall be available at all times during the Term of this Agreement to be utilized in connection with Employee’s employment duties.  In addition, the Employee shall have the right to utilize the credit card provided to the Employee by the Bank for payment of charges for fuel utilized for both business and personal travel.

(d)           Expenses.  Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to other similarly-situated employees of the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.  Requests for reimbursement of expenses shall be submitted no more than thirty (30) days after such expenses are incurred.

5.
Benefits

(a)           Employee Benefit Plans.  The Employee shall be entitled to participate in all applicable plans relating to pension, thrift, profit sharing, group life insurance, medical and dental coverage, the Bank’s Performance Incentive Plan, and other retirement or employee benefits or combinations thereof as established by the Bank from time to time.

(b)           Country Club or Other Dues.  The Bank shall pay all regularly-assessed monthly dues required to maintain a golfing membership at a country club to be selected by Employee, subject to approval by the Bank; provided, however, that the Employee shall be responsible for the payment of all food minimums and other charges made upon Employee’s account at said country club, other than those related to business development activities undertaken for the benefit of the Bank which are documented in accordance with the Bank’s policy regarding such expenses.

(c)           PDA and laptop computer.  The Bank shall provide Employee with use of a PDA and a laptop computer to assist in performance of Employee’s duties hereunder.

6.
Vacation

Employee shall be entitled to annual paid vacation of four (4) weeks per year in accordance with the policies established, from time to time, by the Bank.

7.
Termination of Employment

(a)           Termination for Cause.  Employee’s employment with the Bank may be terminated for cause by the Bank.  In the event of a Termination for Cause, the Employee shall not be entitled to any severance compensation or benefits whatsoever, other than any compensation accrued through the Date of Termination.  For purposes of this Agreement, the phrase “Termination for Cause” shall mean termination of the employment of the Employee because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty, failure to perform assigned duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or material breach of any provision of this Agreement.  The term “Date of Termination” shall, for purposes of this Agreement, mean the earlier of (1) the date upon which the Bank gives notice to the Employee of the termination of Employee’s employment with the Bank; or (2) the date upon which the Employee ceases to serve as Employee of the Bank.

(b)           Voluntary Termination.  Employee’s employment may be voluntarily terminated by the Employee without good reason at any time upon one hundred twenty (120) days’ written notice to the Bank, or such shorter period as may be agreed upon between the Employee and the Chief Executive Officer of the Bank.  In the event of such voluntary termination, the Bank shall be obligated to continue to pay to the Employee the Employee’s salary and accrued benefits through the Date of Termination, at the time such payments are due, and the Bank shall thereafter have no further obligation to the Employee under this Agreement.

(c)           Termination by Employee for Good Reason.  Employee, by written notice to the Chief Executive Officer of the Bank, may terminate Employee’s employment with the Bank immediately for “good reason.”  For purposes of this Agreement, “good reason” shall mean a good faith determination by Employee, in Employee’s reasonable judgment, that any one or more of the following events has occurred, without Employee’s prior written consent, within twenty-four (24) months of a Change of Control:

(1)           the Bank reduces the Employee’s salary, benefits, and/or the average annual discretionary bonus received by Employee during the term of Employee’s employment with the Bank, other than as part of an undertaking whereby the salary, benefits, and/or annual discretionary bonus of other similarly-situated employees of the Bank is reduced by an equivalent amount;

(2)           the Bank requires Employee to be based anywhere other than a job location within the boundaries of Dougherty and Lee Counties, Georgia; or

(3)           the Bank takes any action that would materially adversely affect the physical conditions existing at the time of the Change of Control in or under which Employee performs Employee’s employment duties, provided that the Bank may take action with respect to such conditions after a Change of Control, so long as such conditions are at least commensurate with the conditions in or under which Employee has customarily performed Employee’s employment duties;

(4)           for purposes of this Agreement, a “Change of Control” shall mean any of the following events:

(a)	the merger or consolidation of the Bank with, or a sale of all or substantially all of the assets of the Bank to, any person or entity or group of associated persons or entities;

(b)
the direct or indirect beneficial ownership, in the aggregate, of securities of the Bank, or its parent company, representing twenty-five percent (25%) or more of the total combined voting power of the Bank’s, or its parent company’s, then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert, not affiliated with the Bank or its parent company as of the Effective Date hereof; provided, however, that none of the securities of the Bank or its parent company which are now or hereafter offered for sale as part of a public offering shall be taken into consideration for purposes of determining the occurrence of a Change of Control and further provided that acquisition of the Bank by a newly-created parent or holding company as a part of a transaction whereby the stock of the parent company becomes fully publicly-traded shall not constitute a Change of Control; or

(c)	the shareholders of the Bank approve any plan or proposal for the liquidation or dissolution of the Bank;

provided, however, that a Change of Control shall be deemed to result from any transaction precipitated by the Bank’s insolvency, appointment of a conservator, or determination by a regulatory agency that the Bank is insolvent, nor from any transaction initiated by the Bank or its parent company, in regard to converting from a publicly-traded company to a privately-held company.

In the event of termination by the Employee of Employee’s employment with the Bank for “good reason,” the Bank shall be obligated to continue to pay to the Employee the Employee’s annual salary and benefits, as the same may have been modified from time to time since the Effective Date, for a period of two (2) years after the Date of Termination and, at the end of each calendar year during that two year period, the Bank shall also pay to such Employee an amount equal to the average annual discretionary bonus, as a percentage of total annual compensation, which Employee received (if any) during the last three (3) calendar years of Employee’s employment with the Bank.

(d)           Termination By Bank Without Cause.  The Bank may, upon one hundred twenty (120) days written notice to Employee, terminate Employee’s employment hereunder without cause.  In the event that the Bank terminates the Employee’s employment hereunder without cause, the Bank shall be obligated to continue to pay to the Employee the Employee’s annual salary and benefits, as the same may have been modified from time to time since the Effective Date, for a period of two (2) years after the Date of Termination, and, at the end of each calendar year during that two year period, the Bank shall also pay to Employee an amount equal to the average annual discretionary bonus, as a percentage of total annual compensation, which Employee received (if any) during the last three (3) calendar years of Employee’s employment with the Bank.

(e)           Death; Disability.  In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Employee’s estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive from the Bank the salary of the Employee through the day on which the Employee died.  If the Employee becomes disabled, as defined in the Bank’s then current disability plan, if any, or if the Employee is otherwise unable to perform Employee’s duties in accordance with this Agreement, the Employee shall be entitled to receive group and other disability income benefits of the type, if any, then provided by the Bank.  The Bank shall be entitled to terminate this Agreement and the employment of the Employee at its discretion, after the Employee has been unable to serve as Chief Credit Officer and Executive Vice President due to disability for a period of 180 consecutive days.

8.
Confidential Information and Trade Secrets

(a)  Prohibition Against Disclosure.  The Employee acknowledges that, in and as a result of employment by the Bank, the Employee will use, acquire, and develop Confidential Information and Trade Secrets.  As a material inducement to the Bank to employ the Employee and to pay the Employee compensation for services to be rendered to the Bank by the Employee (it being understood and agreed by the parties hereto that such compensation shall also be paid and received in consideration hereof), the Employee covenants and agrees that the Employee shall not, except with the prior written consent of the Bank, directly or indirectly, use, divulge, reveal, report, publish, transfer or disclose for any purposes whatsoever, any Confidential Information or Trade Secrets.  The covenants of confidentiality set forth herein shall apply at any time during the Term of the Employee’s employment with the Bank and (i) with respect to Confidential Information, for a period of twenty four (24) months after the termination of such employment for any reason whatsoever; and (ii) with respect to Trade Secrets, at any and all times following the termination of such employment for any reason whatsoever.

(b)           Return of Property.  All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Employee while employed by the Bank are confidential to and are and will remain the sole and exclusive property of the Bank.  Upon request by the Bank, and in any event upon termination of the employment of the Employee with the Bank for any reason whatsoever, the Employee shall promptly deliver to the Bank all property belonging to the Bank, including, without limitation, all Confidential Information and Trade Secrets (and all physical embodiments thereof) then in the Employee’s custody, control or possession.

(c)           Confidential Information.  The term “Confidential Information” shall mean any and all materials, data and information, other than Trade Secrets, relating to the Bank (i) of which the Employee became aware as a consequence of or through employment with the Bank or any other arrangement or relationship with the Bank; (ii) which has value to the Bank and is not generally known to its competitors; and (iii) which is treated by the Bank as confidential (whether or not such material or information is marked “confidential”).  Confidential Information may include, but is not limited to, information relating to the financial affairs, customers (including without limitation customer data, customer site information, customer names and prospect customer names), services, pricing policies, loan policies and practices, employees, employees’ compensation, research, development, projects, business plans, inventions, purchasing, accounting, distribution systems and marketing of the Bank.

(d)           Trade Secrets.  The term “Trade Secrets” shall mean information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, loan policies, loan procedures, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

9.
Covenants Regarding Competition

(a)           Covenant Not to Solicit Customers.  During the period of twelve (12) months immediately following the Date of Termination, for any reason whatsoever, the Employee shall not, on the Employee’s own behalf or on behalf of any person, firm, partnership, association, corporation, limited liability company or business organization, entity or enterprise, solicit, contact, call upon, communicate with or attempt to communicate with any customer or prospect of the Bank, or any representative of any customer or prospect of the Bank, with a view to sell or provide or attempt to sell or provide any product or service competitive or potentially competitive with any product or service sold or provided by the Bank during the period of twenty-four (24) months immediately preceeding cessation of the Employee’s employment with the Bank; provided, however, that the aforementioned restrictions set forth in this Section 9(a) shall apply only to customers or prospects of the Bank, or representatives of customers or prospects of the Bank, with which the Employee, or another employee of the Bank supervised by the Employee, had contact during such twenty four (24) month period immediately preceeding cessation of the Employee’s employment with the Bank.

(b)           Covenant Not to Compete.  During the period of twelve (12) months immediately following the termination of Employee’s employment, for any reason whatsoever, the Employee shall not, on the Employee’s own behalf, or on behalf of any person, firm, partnership, association, corporation, limited liability company or any other business organization, entity or enterprise engage, directly or indirectly in any Competing Business within the Covenant Territory.  For purposes of this Agreement, “Competing Business” shall mean the business of any bank or other organization of whatever form which provides any product or service which is competitive or potentially competitive with any product or service provided by the Bank during the period of twenty four (24) months immediately preceeding the cessation of the Employee’s employment with the Bank and the term “Covenant Territory” shall mean those areas circumscribed by a line drawn at a radius of fifty (50) miles from the Bank’s primary office locations in Albany, Georgia and Valdosta, Georgia.

(c)           Covenant Not to Solicit Employees.  During the term of the Employee’s employment by the Bank and for a period of twenty-four (24) months following the termination of such employment for any reason whatsoever, the Employee shall not, either directly or indirectly, on the Employee’s own behalf, or on behalf of others, solicit, divert, or hire, or attempt to solicit, divert, or hire, to or for any Competing Business, any person employed by the Bank in the Covenant Territory, whether or not the employment of any such person is pursuant to a written agreement, for a determined period, or at will.

(d)           Remedies.  The Employee agrees that the covenants contained in Section 9 hereof are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Bank and the business of the Bank; and that irreparable loss and damage will be suffered by the Bank should the Employee breach any of the covenants.  Therefore, the Employee agrees and consents that, in addition to all of the remedies provided at law or in equity, the Employee shall forfeit the right to any compensation after the Date of Termination to which the Employee would otherwise be entitled pursuant to the provisions of either Section 7(c) or 7(d) above and the Bank shall have the right to recoup from the Employee any such compensation previously paid to the Employee after the Date of Termination, with interest at the applicable legal rate, in addition to any and all damages which may have been suffered by the Bank as a result of the Employee’s breach of any of the covenants.  The Bank shall also be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a contemplated or continued breach of any of the covenants.  The existence of any claim, demand, action or cause of action of the Employee against the Bank shall not constitute a defense to the enforcement by the Bank of any of the covenants or agreements herein.

(e)           Severability.  The parties agree that each of the provisions included in this Section is separate, distinct and severable from the other and the remaining provisions of this Agreement, and that the invalidity or unenforceability of any provision of this Section shall not affect the validity or enforceability of any other provision or provisions of this Agreement.

10.
No Assignments

This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank may require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank not otherwise bound by law to the terms of this Agreement, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place.  This provision is not intended to modify the fact that this Agreement shall be binding upon successors in interest of the Bank to the extent provided under applicable law.

11.
Heirs and Successors

This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee or other designee or if there is no such designee, to the Employee’s estate.

12.
Notice

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Bank at its home office, to the attention of the Bank Board with a copy to the Secretary of the Bank, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Bank.

13.
Amendments

No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

14.
Headings

The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

15.
Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.
Governing Law

This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Georgia.

17.
Arbitration

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect, to the extent that said rules are not in conflict with the Georgia Arbitration Code, and provided that said arbitration need not be scheduled through the American Arbitration Association.  The legal and substantive provisions of the Georgia Arbitration Code shall control such arbitration proceedings.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

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THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

HERITAGEBANK OF THE SOUTH

	By:	/s/ O. Leonard Dorminey
Name: O. Leonard Dorminey
Title: Chief Executive Officer

Signed, sealed and delivered
in the presence of:

/s/ Patricia F. Maxwell
Notary Public
My Commission Expires: April 26, 2014

EMPLOYEE:

	/s/ O. Mitchell Smith	(SEAL)
O. MITCHELL SMITH, Employee

Signed, sealed and delivered
in the presence of:

/s/ Patricia F. Maxwell
Notary Public
My Commission Expires: April 26, 2014